Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Agreement is made and entered into by SCHNITZER STEEL INDUSTRIES, INC. (the “Company”) and JEFF DYCK (“Mr. Dyck”) (jointly, the “Parties”) on the following terms:

Mr. Dyck’s employment with Company terminates effective February 12, 2021 (“Termination Date”).

1.Payment of Wages. Mr. Dyck acknowledges and represents that the Company has paid all wages and paid time off (“PTO”) due, if any, to Mr. Dyck through the Termination Date, which Mr. Dyck is entitled to regardless of whether Mr. Dyck signs this Agreement. Mr. Dyck also acknowledges that Mr. Dyck has received any and all leave and other benefits that Mr. Dyck has been or is entitled to pursuant to the Family and Medical Leave Act of 1993, as amended.

2. Return of Property. By the Termination Date, Mr. Dyck must return and represents and warrants that he has returned to the Company all Company property, including identification cards or badges, access codes or devices, keys, computers, telephones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in Mr. Dyck's possession.

3.Separation Pay. In consideration of Mr. Dyck signing this Agreement, and abiding by the covenants and releases given herein, the Company will pay Mr. Dyck severance in the amount of SEVEN HUNDRED AND THIRTY THOUSAND DOLLARS ($730,000.00), prorated and payable in bi-weekly installments over the course of EIGHTEEN (18) months following the Termination Date. All payments are subject to applicable payroll withholdings and to Mr. Dyck’s agreement to the terms and conditions set forth in this agreement. Payments will commence within thirty (30) business days after the execution of this agreement and expiration of the revocation period. Mr. Dyck shall not accrue, nor be eligible for, any additional PTO pay or other fringe benefits as a result of this severance payment. Summary of Payment Calculations is set forth in Exhibit 1. Mr. Dyck agrees that the Separation Pay described in this paragraph constitutes the entire amount of monetary consideration provided to Mr. Dyck under this Agreement and that Mr. Dyck is not entitled to any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

4.Confidential Information. Mr. Dyck understands and acknowledges that during the course of employment with the Company, Mr. Dyck has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties ("Confidential Information"). Mr. Dyck understands and acknowledges that the intellectual and business services Mr. Dyck provided to the Company were unique, special, and extraordinary because of commercial and operational skills, acumen, and relationships that he has developed and exercised during the course of his employment with the Company and within the industry which are strongly tied to the industry and Company operations. In addition, Mr. Dyck has obtained a high level of knowledge about the development and deployment of Company specific technology and other intellectual property that is of extraordinary value to the Company and its competitive advantage within the industry.

Exhibit 10.2

Mr. Dyck further understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Mr. Dyck may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to the business that: a) is marked as Confidential Information; b) is treated by the Company as Confidential Information; c) would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used; or d) that if known to others, would give them an unfair competitive advantage. This provision is to be construed as broadly as permitted by law for the benefit of the Company to protect its trade secrets and confidential and proprietary information.

Mr. Dyck agrees and covenants: to treat all Confidential Information as strictly confidential; not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever except as required in the performance of any of Mr. Dyck's obligations to the Company under this Agreement and as authorized by an officer of the Company.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Mr. Dyck shall promptly provide written notice of any such order to an authorized officer of the Company where such notice is not prohibited by law or court order.

Nothing in this Agreement prohibits or restricts Mr. Dyck from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority, or the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental agency or commission (collectively, "Government Agencies"). Mr. Dyck further understands that this Agreement does not limit Mr. Dyck's ability to communicate with any securities regulatory agency or authority or Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority or Government Agencies in connection with reporting a possible securities law violation without notice to the Company.

Exhibit 10.2

Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement: Mr. Dyck will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Mr. Dyck files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Mr. Dyck may disclose the Company's trade secrets to Mr. Dyck's attorney and use the trade secret information in the court proceeding if Mr. Dyck: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

5.Non-Interference with Business. Mr. Dyck agrees and covenants that he will not interfere with the Company’s business, including but not limited to: the disclosure of confidential and proprietary business information; the disparagement of the Company, its officers, employees, products, services; solicitation of the Company’s employees or customers; his failure to cooperate with the Company; or engaging in unfair competitive activities, as set forth below.

6.Non-Disparagement. Mr. Dyck agrees and covenants that Mr. Dyck shall not at any time make, publish, or communicate to any person or entity or in any public forum any disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

7.Non-Competition. Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Mr. Dyck, for the remainder of Mr. Dyck's employment with the Company and for the term of eighteen (18) months to run consecutively, beginning on the Termination Date, Mr. Dyck agrees and covenants not to engage in any Competitive Activity within the Company’s “Industry.” Industry is defined as the businesses and activities in which the Company engages as set forth in the Company’s publicly reported and filed Annual and Quarterly statements.

For purposes of this non-compete clause, "Competitive Activity" means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, Company, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business within the Company’s Industry. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require Mr. Dyck's disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this Agreement prohibits Mr. Dyck from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that Mr. Dyck's ownership represents a passive investment and that Mr. Dyck is not a controlling person of, or a member of a group that controls, the corporation.

Exhibit 10.2

8. Non-Solicitation of Employees. Mr. Dyck understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Mr. Dyck agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its subsidiaries for the remainder of his employment with the Company and for the term of eighteen (18) months to run consecutively following the Termination Date.

9. Non-Solicitation of Customers. Mr. Dyck understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of Mr. Dyck's experience with and relationship to the Company, Mr. Dyck has had access to and learned about much or all of the Company's customer information ("Customer Information"). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company's sales, services, and business.

Mr. Dyck understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company.

Mr. Dyck agrees and covenants that for the eighteen (18) months, to run consecutively, beginning on the Termination Date, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with any current, former, or prospective customers of the Company or its subsidiaries for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Company.

10.Cooperation. The parties agree that certain matters in which Mr. Dyck has been involved during Mr. Dyck's employment may need Mr. Dyck's cooperation with the Company in the future. Accordingly, for a period of ninety (90) days after the Termination Date, Mr. Dyck will make himself available to advise the Company as the Company deems necessary.

In addition, Mr. Dyck shall cooperate with the Company regarding matters arising out of or related to Mr. Dyck's service to the Company. The Company shall make reasonable efforts to minimize disruption of Mr. Dyck's other activities. The Company shall reimburse Mr. Dyck for reasonable expenses incurred in connection with this cooperation and, to the extent that Mr. Dyck is required to spend substantial time on such matters, the Company shall compensate Mr. Dyck at an hourly rate based on Mr. Dyck's base salary on the Termination Date of $240.00 per hour.

11.Remedies. In the event of a breach or threatened breach by Mr. Dyck of any provision of this Agreement, Mr. Dyck hereby consents and agrees that money damages would not afford an adequate remedy and that Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

Exhibit 10.2

If Mr. Dyck fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to Mr. Dyck under the provisions of this Agreement, except for the amount of One Thousand and no/100 Dollars ($1,000.00) which shall be retained by Mr. Dyck as adequate consideration for past, present, and future compliance obligations with the restrictive covenants herein, and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12.Waiver and General Release by Mr. Dyck. Mr. Dyck acknowledges that Mr. Dyck would not be entitled to receive the Separation Pay provided for herein absent Mr. Dyck’s execution of and compliance with this Agreement. For the consideration set forth in this Agreement, which the Company does not otherwise owe, Mr. Dyck, for Mr. Dyck, Mr. Dyck’ marital community, Mr. Dyck’ heirs, executors, administrators, successors, and assigns, hereby knowingly and voluntarily affirms that he has not been subject to discrimination or any violation of law, and waives, releases, acquits and forever discharges the Company and its parent, its affiliates, partners, subsidiaries, and related corporations and each entity’s respective owners, directors, officers, shareholders, employees, agents, contractors, successors and assigns, from any and all known or unknown liability, damages, claims, causes of action or suits of any type related directly or indirectly to Mr. Dyck’s employment with Company, and the termination of Mr. Dyck’ employment with Company, including claims under any common law theories, including but not limited to, breach of contract or tort or tort-like theories and under any state or federal, constitutional, civil rights, labor, and employment laws, including but not limited to, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, and the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, all as amended, including any regulations or guidelines thereunder, any other theory, whether legal or equitable, including attorneys’ fees, and any other claims which could have been asserted up to the date of execution of this Agreement, but excluding the Fair Labor Standards Act, the National Labor Relations Act and any other state, federal or local statute or law which prohibits the release of claims generally or absent court, agency or other approval.

This Release shall not affect any rights that Mr. Dyck may have under health insurance plans or under the retirement plans maintained by the Company or for workers’ compensation benefits, unemployment compensation, or any other claim for which a release is prohibited by law.

Mr. Dyck assumes all risks attendant to release of claims arising out of facts occurring at any time prior to the execution of this Agreement which are unknown, unforeseen, or latent.

Exhibit 10.2

13.Time for Consideration of Offer, Consultation with Counsel. Mr. Dyck is hereby advised to consult with an attorney prior to executing this Agreement. Mr. Dyck acknowledges that Mr. Dyck has been granted a period of twenty-one (21) days following the Termination Date within which to consider this Agreement (the “Consideration Period”). Mr. Dyck acknowledges that if Mr. Dyck signs and returns this Agreement prior to the expiration of the Consideration Period, or if Mr. Dyck chooses to forego the advice of an attorney, Mr. Dyck does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement.

14.Revocation Period. Mr. Dyck may revoke this Agreement within seven (7) calendar days after signing it. Notice of revocation must be made in writing and must be received by ATTN: HUMAN RESOURCES, PO BOX 10047, Portland, Oregon 97296. If Mr. Dyck revokes this Agreement, the Company will be immediately released of any further obligation under this Agreement and this Agreement will not be effective or enforceable.

15.Effective Date. If Mr. Dyck signs and returns this Agreement by the end of the Consideration Period, and does not revoke it, it will become effective and irrevocable on the 8th day after Mr. Dyck signs it (the “Effective Date”) and only then will Mr. Dyck be entitled to the severance payment offered herein, which will be paid to Mr. Dyck within fifteen (15) business days following the Effective Date.

16.No Pending Claims or Lawsuits. Mr. Dyck represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly to Mr. Dyck’s employment with the Company; however, nothing in this Agreement precludes Mr. Dyck from filing a charge or complaint with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission (EEOC) or other federal, state or local governmental agency. Mr. Dyck does waive, however, the right to any monetary recovery, should any agency pursue any claims on Mr. Dyck’s behalf, if such waiver is permitted by applicable law.

17.Claims Under the Older Workers Benefit Protection Act (“OWBPA”). In addition, in spite of this Agreement, Mr. Dyck still retains the right to challenge the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”) and Age Discrimination in Employment Act (“ADEA”) before a court, the EEOC, or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Mr. Dyck understands, however, that if Mr. Dyck successfully pursues a claim against the Company under the OWBPA or the ADEA, the Company may seek to set off the amount paid to Mr. Dyck for signing the release against any amount Mr. Dyck obtains. If Mr. Dyck unsuccessfully pursues a claim against the Company under the OWBPA or the ADEA, then the Company may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law. The OWBPA requires that Company provide specific information to Mr. Dyck who is 40 years of age or older and asked to execute a release of claims in connection with a group termination program. That information is attached in Exhibit A.

18.Confidential Agreement. Mr. Dyck agrees to keep the terms of this Agreement strictly confidential and not to disclose those terms to anyone, except a spouse, attorney, or tax adviser, unless compelled to do so by compulsory court process. The parties agree that this confidentiality provision is a material term of this Agreement.

Exhibit 10.2

19.Entire Agreement. This document is the entire Agreement between Mr. Dyck and the Company. The Company has made no promises to Mr. Dyck other than those in this Agreement. Except as stated otherwise in this Agreement, this Agreement supersedes any previous understandings, agreements or correspondence of the parties and is binding on the parties, their heirs, executors, administrators, and successors in interest. This Agreement may be changed only in a written document signed by both Mr. Dyck and the Company. For purposes of this Agreement, the parties shall be deemed to have participated equally in its drafting.

20.Choice of Law. This Agreement shall be interpreted under the laws of the State of OREGON, without giving effect to conflict of law principles.

21.Voluntary Acknowledgment. The parties represent that they have each read this Agreement in its entirety and are fully aware of its content and legal effect. Each party executes this Agreement voluntarily and with full awareness of its terms. By this Agreement, Mr. Dyck acknowledges he has been advised in writing to consult with an attorney of Mr. Dyck's choosing and has consulted with such counsel as Mr. Dyck believed was necessary before signing this Agreement.

22. IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below.

THIS AGREEMENT CONTAINS A RELEASE. PLEASE READ CAREFULLY BEFORE SIGNING.

WARNING: This Agreement is VOID and INVALID if signed before the termination of employment.

Dated: 2/17/2021	/s/ Jeff Dyck
JEFF DYCK

SCHNITZER STEEL IND INC.

Dated: 2/17/2021	By: /s/ Erich Wilson
Title: Chief Human Resources Officer